Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-017		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE CLOSES $300,000,000

OFFERING OF 1.500% CONVERTIBLE SENIOR NOTES

Initial Purchasers Exercise Option to Purchase Additional $40,000,000 in Full

August 13, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) today announced the closing of its previously announced offering of $260.0 million aggregate principal amount of convertible senior notes due 2019 (the “Convertible Notes”) that were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company announced that the initial purchasers exercised their option in full to purchase an additional $40.0 million in principal amount of the Convertible Notes, which also closed today.

The Convertible Notes will bear interest at a fixed rate of 1.500% per year and are guaranteed on a senior unsecured basis by the same subsidiaries of the Company that currently guarantee its other outstanding senior notes. The Convertible Notes are convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 18.5718 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which is equal to an initial conversion price of approximately $53.85 per share of the Company’s common stock), representing an initial conversion premium of approximately 37.5% above the closing price of $39.16 per share of the Company’s common stock on August 7, 2012. The Convertible Notes will mature on September 1, 2019, unless repurchased or converted in accordance with their terms prior to such date. Prior to June 1, 2019, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

The net proceeds from this offering, including proceeds resulting from the exercise of the initial purchasers’ option to purchase an additional $40.0 million in principal amount of new Convertible Notes, are approximately $290.8 million, after deducting discounts, commissions and estimated expenses. The Company used approximately $73.0 million of the combined net proceeds of the offering and proceeds from the sale of warrants referred to below to fund the cost of convertible note hedge transactions that it has entered into with counterparties that include affiliates of the initial purchasers (the “Option Counterparties”). Each of the convertible note hedge transactions involves the purchase of call options with exercise prices equal to the conversion price of the Convertible Notes, and are intended to limit exposure to dilution to the Company’s stockholders upon the potential future conversion of the Convertible Notes.

In addition, the Company entered into separate warrant transactions with the Option Counterparties resulting in gross proceeds to the Company of approximately $48.2 million. The warrant transactions have an initial strike price of $68.53 per share, subject to certain adjustments, which is 75% higher than the closing price of the Company’s common stock on August 7, 2012. The warrants cover a number of shares of the Company’s common stock equal to the number of shares of common stock underlying the Convertible Notes, subject to certain adjustments. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants.

The Company intends to use the remaining net proceeds from the sale of the Convertible Notes and the sale of the warrants, along with other available sources of cash, to retire its 1.625% senior convertible notes due 2026, which are first subject to repurchase by the Company at the option of holders of such convertible notes, on November 15, 2013, and subject to redemption at the Company’s option on or after November 15, 2013, in each case at par plus accrued and unpaid interest, or for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties and/or their affiliates have entered into various cash-settled over-the-counter derivative transactions with respect to shares of the Company’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. This activity could have the effect of increasing or preventing a decline in the price of the Company’s common stock or the Convertible Notes. In addition, the Option Counterparties and/or their affiliates may modify their hedge positions by unwinding these derivative transactions, entering into or unwinding additional cash-settled over-the-counter derivative transactions with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other of the Company’s securities in secondary market transactions from time to time prior to the maturity of the Convertible Notes (and are likely to do so during any conversion period related to a conversion of Convertible Notes).

This news release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the use of proceeds of the Convertible Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

####